                                                                    Exhibit 99.1

NEWS RELEASE                                               CONTACT: 408/995-5115
                                        Media Relations: Katherine Potter, X1168
                                         Investor Relations: Rick Barraza, X1125

                     CALPINE RESPONDS TO MOODY'S DOWNGRADE

     (SAN JOSE, CALIF.) December 17, 2001 -- Calpine Corporation [NYSE:CPN] reaffirmed that its operations are not significantly affected by the recent change of Moody's Investors Service rating to Bal from its Baa3 rating.

     The Moody's downgrade does not trigger any defaults under the company's credit agreements and will have no material impact on credit requirements in its power sales agreements. The company continues to conduct its business with its usual creditworthy counterparties.

     "Calpine is committed to restoring its investment grade rating, which it first received from Moody's two months ago," stated Bob Kelly, president of Calpine Finance Company. "We are also committed to taking the steps necessary to address today's challenging financial and power markets, and to bring on line highly efficient generating facilities -- adding strong, sustainable cash flows."

     Calpine is a fully integrated power company that owns and operates electricity generating facilities and natural gas reserves. Unlike traditional power marketing companies, Calpine focuses its marketing and trading activities on securing long-term power contracts and adding value to its portfolio. Calpine has in-depth expertise in every aspect of power generation from development through design, engineering and construction management, into operations, fuel supply and power marketing.

     This news release discusses certain matters that may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Calpine Corporation ("the Company") and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to, (i) changes in government regulations, including pending changes in California, and anticipated deregulation of the electric energy industry, (ii) commercial operations of new plants that may be delayed or prevented because of various development and construction risks, such as a failure to obtain financing and the necessary permits to operate or the failure of third-party contractors to perform their contractual obligations, (iii) the assurance that the Company will develop additional plants, (iv) a competitor's development of a lower-cost generating gas-fired power plant, and (v) the risks associated with marketing and selling power from power plants in the newly competitive energy market, including volatility of commodity prices. Prospective investors are also referred to the other risks identified from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

                                      ###